UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2010
COLEMAN CABLE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33337 (Commission File Number)	36-4410887 (IRS Employer Identification Number)

1530 Shields Drive, Waukegan, IL (Address of principal executive offices)	60085 (Zip Code)
(847) 672-2300
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement
On January 26, 2010, Coleman Cable, Inc. (“Coleman Cable”) and certain subsidiary guarantors entered into a purchase agreement (the “Purchase Agreement”) for a private placement of $235 million in aggregate principal amount of its 9% Senior Notes due 2018 (the “Notes”). The Notes were offered and are anticipated to be sold by Coleman Cable to initial purchasers (the “Initial Purchasers”) at a price set forth in the Purchase Agreement in reliance on an exemption pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Delivery to the Initial Purchasers of, and payment for, the Notes is anticipated to be made on or about February 3, 2010, or such later date as the Initial Purchasers may designate. The Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.
The obligations of the Initial Purchasers to purchase the Notes are subject to customary terms and conditions, including accuracy of representations and warranties of Coleman Cable and the receipt of opinions and certificates, in each case as set forth in the Purchase Agreement.
Section 8 — Other Events
Item 8.01. Other Events
On January 26, 2010, Coleman Cable announced that it priced an offering of $235 million in aggregate principal amount of the Notes. The Notes will mature on February 15, 2018 and interest on the Notes will accrue and be payable semi-annually on each February 15 and August 15, commencing August 15, 2010. Interest will accrue at a rate of 9% per annum. The Notes will yield gross proceeds to Coleman Cable of approximately $231.7 million. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits

Exhibit
Number	Description
99.1	Press Release, dated January 26, 2010.

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLEMAN CABLE, INC.
Date: January 26, 2010	By:	/s/ Richard N. Burger
		Name:	Richard N. Burger
		Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer